EXHIBIT 17(a)

               Registered Agents of Southern Nevada, Inc.
                         A Nevada Corporation

                                                    January 29, 1999

To Whom It May Concern:

This tenders my resignation from Registered Agents of Southern Nevada, Inc., effective immediately.

                                          Sincerely,


                                          Ted D. Campbell, II


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